Exhibit 99.1

DIRTT Announces Appointment of Todd Lillibridge as Board Chair

Steven Parry to Retire from DIRTT Board of Directors in May 2022

CALGARY, ALBERTA, July 9, 2021 – DIRTT Environmental Solutions Ltd. (“DIRTT”) (TSX: DRT, NASDAQ: DRTT) an interior construction company that uses proprietary software to design, manufacture and install fully customizable environments, announced today that the Board of Directors has unanimously appointed Todd Lillibridge as Chair of the Board of DIRTT, succeeding Steven Parry who plans to retire from the Board next May in connection with the Company’s 2022 annual meeting of shareholders. Following the 2022 annual meeting, the DIRTT Board is anticipated to be comprised of seven directors, including the Board Chair. As part of these changes, director Diana Rhoten has succeeded Todd Lillibridge as Chair of the Company’s Compensation Committee.

Steven Parry commented, “For the past decade, I have had the privilege of leading DIRTT’s Board of Directors as we accomplished the Company’s IPO and TSX listing, its NASDAQ listing, the onboarding of CEO Kevin O’Meara and his management team and, most recently, the formation of what I believe is the world-class board of directors now in place.

“Now, with a Board that has an extraordinary and varied set of experiences, encompassing DIRTT’s key healthcare, commercial, education, and government verticals, it is time for us to begin a smooth and thoughtful transition to our next Chair. Todd’s track record as an entrepreneur, pioneer, and CEO in the healthcare real estate market makes him the ideal leader to support Kevin and the management team in the continued execution of DIRTT’s strategic plan, put in place over the past two years.”

“I want to thank Steve for his deep commitment and leadership over the past 10 years; he has left me with big shoes to fill,” said Todd Lillibridge, DIRTT’s new Board Chair. “We have assembled a high-powered board of directors to assist management in executing the three key pillars of our strategic plan — product innovation, manufacturing excellence and commercial execution. It is an honor and privilege to assume the Chair role and I look forward to working with Kevin and his team to maximize the value of the entire enterprise.”

DIRTT President & CEO Kevin O’Meara commented, “On behalf of the entire management team, I first want to thank Steve for his unwavering stewardship and support. Second, I want to enthusiastically welcome Todd, who joined DIRTT’s Board in 2017, on assuming the role of Chair. We believe we have the right people, the right plan, and the right execution to emerge from the pandemic in a position of strength to drive sustained growth, and the Board of Directors and its leadership are a key part of that.

“As we previously stated, we believe the first quarter of 2021 will be the low point of our pandemic-impacted activity levels and revenues in the second quarter will approach or return to the quarterly ranges experienced in the first half of 2020. As we move into the second half of 2021, we are looking forward to showcasing how DIRTT is uniquely positioned to be the leading creator of vibrant, adaptable spaces for the post-pandemic world.”

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of applicable securities legislation, which reflects the Company’s current expectations regarding future events. In some cases, forward-looking information can be identified by such terms as “plans”, “anticipated”, “believe”, and “will”. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. The Company’s estimates, beliefs and assumptions, which may prove to be incorrect. The risks and uncertainties that may affect forward-looking information include, but are not limited to, market conditions, the effect of the COVID-19 pandemic on the Company’s operations, business and financial results, and other factors discussed under “Risks Factors” in the Company’s management’s discussion and analysis in the Company’s Annual Report on Form 10-K dated February 24, 2021, which is available on SEDAR (www.sedar.com) and on the SEC’s website (www.sec.gov). The Company does not undertake any obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. This forward-looking information speaks only as of the date of this news release.

About DIRTT

DIRTT is a building process powered by technology. DIRTT uses proprietary 3D software to help design, manufacture, and install fully customized interior environments. This same software provides clients with certainty around cost, schedule, and the outcome. With modular components and a streamlined construction process, complete interior spaces are constructed faster, cleaner, and more sustainably. The Company works with distribution partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539